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                                                                      Exhibit 99

                  COMPUTERIZED THERMAL IMAGING TO MOVE TO OTCBB
            CTI OBTAINS LEASING COMMITMENT AND RECEIVES FDA COMMENTS


OGDEN, UTAH, (AMEX: CIO) MARCH 25, 2004 - Computerized Thermal Imaging, Inc. ("CTI") announced today that, through discussions with staff of the American Stock Exchange ("AMEX"), it has agreed to remove its common stock from listing on AMEX, and will seek to have its common stock quoted on the OTC Bulletin Board ("OTCBB"). Although CTI had requested a hearing before an AMEX Listing Qualifications Panel in an effort to appeal the AMEX staff's determination to delist the CTI common stock from AMEX, CTI ultimately determined that the best interests of CTI and its shareholders would be served by ensuring an orderly transition to the OTCBB. The last trading day of the CTI common stock on AMEX will be Friday, March 26, 2004. CTI currently anticipates that the OTCBB will commence quotation of the CTI common stock on Monday, March 29, 2004.

"Although we value the prestige of our AMEX listing, we believe the move to the OTCBB is more consistent with our current operations and financial condition" said Richard V. Secord, CTI's President and Chief Executive Officer. Secord continued, "given our current financial and operating position, we believe our focus needs to be on business fundamentals. We believe the move to the OTCBB will result in significant immediate cost savings to CTI."

CTI also announced that it has entered into a letter of commitment with Associated Leasing International Corp., pursuant to which Associated Leasing proposes to help market CTI's medical and industrial equipment and providing a credit facility of up to $500 million to facilitate sales of CTI's products. Associated Leasing provides lease financing of a broad range of capital equipment, including medical, heavy industrial, electronics, aerospace, transportation, and equipping entire hospitals. Details to implement this new program are now in development. (For more information on Associated see www.associatedleasing.net)

CTI also reported that on March 19, 2004 it received a letter from the staff of the U.S. Food and Drug Administration (the "FDA") addressing CTI's application for premarket approval of CTI's BCS 2100 breast cancer screening device. In its letter, the FDA staff identified three alternative approaches, including CTI's current approach, to achieve premarket approval of the BCS2100. CTI management believes the FDA response is, in part, attributable to intervention by the Office of the FDA Commissioner. CTI management and staff are now reviewing and evaluating each of the three alternatives. All three alternatives involve different concepts in statistical methodology; however, the FDA staff has indicated that the two alternative approaches to CTI's existing approach would require new studies, but would involve considerably fewer subjects than CTI's current approach. Mr. Secord commented, "We are very appreciative of the FDA staff's willingness to help resolve the longstanding statistical issue regarding premarket approval of the CTI breast cancer system."

About CTI
---------

CTI designs, manufactures and markets thermal imaging and infrared devices and services used for clinical diagnosis, pain management and non-destructive testing of industrial products and materials. CTI has developed six significant proprietary technologies, four of which relate to its breast imaging system, BCS 2100. These include a climate-controlled examination unit to provide patient comfort and facilitate reproducible tests for the BCS 2100; an imaging protocol designed to produce consistent results for the BCS 2100; a statistical model that detects physiological irregularities for the BCS 2100, and infrared imaging and analysis hardware, including a proprietary heat-sensing camera. CTI also markets the Thermal Image Processor and Photonic Stimulator, two cleared pain management devices used for diagnostic imaging and therapeutic treatment.

THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS, TRENDS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. AMONG THOSE RISKS, TRENDS AND UNCERTAINTIES ARE CTI'S PENDING APPLICATION BEFORE THE FDA SEEKING PRE-MARKET APPROVAL OF CTI'S BCS 2100 BREAST IMAGING SYSTEM, CTI'S ABILITY TO RAISE ADDITIONAL CAPITAL TO FUND CASH REQUIREMENTS FOR FUTURE OPERATIONS AND CTI'S ABILITY TO CONTINUE AS A GOING CONCERN. IN PARTICULAR, CAREFUL CONSIDERATION SHOULD BE GIVEN TO CAUTIONARY STATEMENTS MADE IN THE VARIOUS REPORTS CTI HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. CTI UNDERTAKES NO DUTY TO UPDATE OR REVISE THESE FORWARD-LOOKING STATEMENTS.